Exhibit 4.6

AMENDMENT

TO

STOCKHOLDERS’ AGREEMENT

This Amendment to the Stockholders Agreement (this “Amendment”) is entered and effective as of January 27, 2014 (the “Effective Date”), by and among Installed Building Products, Inc., a Delaware corporation (the “Company”), Cetus Capital II, LLC, a Delaware limited liability company (“Cetus”), IBP Investment Holdings, LLC, a Delaware limited liability company (“IIH”), IBP Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”), and TCI Holdings, LLC, a Georgia limited liability company (“TCI” and together with Cetus, IIH and Management Holdings, the “Stockholders”).

RECITALS

WHEREAS, the Company and the Stockholders are parties to the Stockholders Agreement, dated as of November 4, 2011, as amended by the Omnibus Agreement to the Stockholders Agreement, dated as of August 31, 2012 (the “Stockholders Agreement”) of the Company;

WHEREAS, the Company has filed a registration statement on Form S-1 (Registration No. 333-193427) (the “Registration Statement”) for its initial public offering (the “IPO”);

WHEREAS, the Stockholders desire to amend certain terms and provisions of the Stockholders Agreement to clarify the Stockholders’ understanding of the effect of termination of the Stockholders’ Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Stockholders hereby agree as follows:

1. Amendment to Section 8.2. Section 8.2 is hereby amended and restated in its entirety to read as follows:

Section 8.2 Effect of Termination. The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement, except that such termination shall not affect the obligation of any Party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination.

2. Effect of Amendment. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Stockholders Agreement. Except as specifically amended by this Amendment, all other provisions of the Stockholders Agreement are hereby ratified and remain in full force and effect.

3. Single Document. From and after the Effective Date all references to the Stockholders Agreement (whether in the Stockholders Agreement or any other document or agreement prepared in connection with the transactions contemplated by the Stockholders Agreement) shall be deemed to be references to the Stockholders Agreement as amended by this Amendment.

4. Defined Terms. Terms used but not otherwise defined in this Amendment have the meanings given to them in the Stockholders Agreement.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by each party hereto in separate counterparts, each of which when executed and delivered will be deemed to be an original but all of which taken together will constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties to this Amendment has executed and delivered this Amendment, or caused this Amendment to be executed and delivered by its duly authorized representative(s), as of the date first written above.

COMPANY:

INSTALLED BUILDING PRODUCTS, INC.

By	/s/ Michael T. Miller
Name:	Michael T. Miller
Title:	EVP - Finance

STOCKHOLDERS:

CETUS CAPITAL II, LLC

By	/s/ Robert E. Davis
Name:	Robert E. Davis
Title:	Managing Director

IBP INVESTMENT HOLDINGS, LLC
By:	PJAM IBP Holdings, Inc.

By	/s/ Jeffrey W. Edwards
Name:	Jeffrey W. Edwards
Title:	President

IBP MANAGEMENT HOLDINGS, LLC

By	/s/ Jeffrey W. Edwards
Name:	Jeffrey W. Edwards
Title:	Manager

TCI HOLDINGS, LLC

By	/s/ J. Michael Nixon
Name:	J. Michael Nixon
Title:	Manager

[Amendment to Stockholders’ Agreement – Signature Page]